EXHIBIT 5

February 4, 2004

Board of Directors

Hungarian Telephone and

Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Gentlemen:

I am the General Counsel of Hungarian Telephone and Cable Corp. (the “Company”) and have been involved in the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended, (the “Registration Statement”) covering the grant of 25,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), to be issued as compensation to the Company’s Chief Executive Officer.

In this connection, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Company’s Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and Committees of its Board of Directors, and such other documents and corporate records as I deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, it is my opinion that the Shares of Common Stock, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares.

Sincerely,

/s/ PETER T. NOONE

PETER T. NOONE General Counsel